The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, product supplement and underlying supplement do not constitute an offer to sell the notes and we are not soliciting an offer to buy the notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated December 21, 2023

PRICING SUPPLEMENT dated December    , 2023

(To the Prospectus dated May 23, 2022,

the Prospectus Supplement dated June 27, 2022,

the Product Supplement No. WF-2 dated November 1, 2022 and

the Underlying Supplement dated June 27, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Global Medium-Term Notes, Series A

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

■	Linked to the lowest performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index (each referred to as a “Market Measure”)
■	Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the lowest performing Market Measure from its starting value to its ending value. The lowest performing Market Measure is the Market Measure that has the lowest market measure return (i.e., the lowest percentage change from its starting value to its ending value). The maturity payment amount will reflect the following terms:

■	If the value of the lowest performing Market Measure increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the value of the lowest performing Market Measure from its starting value to its ending value, subject to a maximum return at maturity of at least 19.00% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,190.00 per note.
■	If the value of the lowest performing Market Measure remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment.

■	Repayment of principal at maturity regardless of either Market Measure’s performance (subject to issuer credit risk)
■	Your return on the notes will depend solely on the performance of the lowest performing Market Measure. You will not benefit in any way from the performance of the better performing Market Measure. Therefore, you will be adversely affected if either Market Measure performs poorly, even if the other Market Measure performs favorably.
■	Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PPS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Notes” on page PPS-4 of this pricing supplement. The notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-2 dated November 1, 2022 and the underlying supplement dated June 27, 2022, as supplemented or superseded by this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PPS-9 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-6 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$30.75	$969.25
Total
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is expected to be between $935.10 and $955.10 per note. The estimated value is expected to be less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-5 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the notes and are acting as principal. The agent will receive an underwriting discount of up to $30.75 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession not in excess of $30.75 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. See “Terms of the Notes—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain notes sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Terms of the Notes

Issuer:	Barclays Bank PLC
Market Measures[1,2]:	The Invesco S&P 500® Equal Weight ETF (the “RSP Fund”) and the Russell 2000® Index (the “RTY Index”) (each referred to as a “Market Measure,” and collectively as the “Market Measures”)
Market Measure	Bloomberg Ticker Symbol	Starting Value(a)
RSP Fund	RSP UP<Equity>	$
RTY Index	RTY<Index>
(a) With respect to each Market Measure, the closing value of that Market Measure on the pricing date
Pricing Date[3]:	December 22, 2023
Issue Date[3]:	December 28, 2023
Calculation Day[3]:	June 22, 2026
Stated Maturity Date[3]:	June 25, 2026
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•

if the ending value of the lowest performing Market Measure is greater than its starting value: $1,000 plus the lesser of:

(i)

$1,000 × market measure return of the lowest performing Market Measure × upside participation rate; and

(ii)

the maximum return; or

•

if the ending value of the lowest performing Market Measure is less than or equal to its starting value: $1,000

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes.

Lowest Performing Market Measure:	The “lowest performing Market Measure” will be the Market Measure with the lowest market measure return.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 19.00% of the principal amount (at least $190.00 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,190.00 per note.
Upside Participation Rate:	100%
Market Measure Return:	The “market measure return” with respect to a Market Measure is the percentage change from its starting value to its ending value, measured as follows: ending value – starting value starting value
Ending Value:	The “ending value” of a Market Measure will be its closing value on the calculation day.
Closing Value:	With respect to the RTY Index on any day, its closing level on that day; and with respect to the RSP Fund on any day, its fund closing price on that day.
Closing Level[1]:	With respect to the RTY Index, “closing level” has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the product supplement.

PPS-2

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Fund Closing Price[2]:	“Fund closing price” has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the RSP Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06745PCM1 / US06745PCM14
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the notes. The agent will receive an underwriting discount of up to $30.75 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession not in excess of $30.75 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, Barclays may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the notes. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the notes conducts hedging activities for Barclays Bank PLC in connection with the notes, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the notes to you.

1 If the RTY Index is discontinued or if the sponsor of the RTY Index fails to publish the RTY Index, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of the RTY Index. In addition, the calculation agent will calculate the value to be used as the closing level of the RTY Index in the event of certain changes in or modifications to the RTY Index. For more information, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

2 If the shares of the RSP Fund are de-listed or if the RSP Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the RSP Fund. In addition, in the case of certain events related to the RSP Fund, the calculation agent may adjust any variable, including but not limited to, the starting value, ending value and fund closing price of the RSP Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the RSP Fund. For more information, see “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

3 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation day, and/or the stated maturity date may be changed so that the stated term of the notes remains the same. If the calculation day is not a trading day with respect to either Market Measure, the calculation day for each Market Measure will be postponed to the next succeeding day that is a  trading day with respect to each Market Measure. The calculation day will also be postponed for either Market Measure if a market disruption event occurs with respect to that Market Measure on the calculation day as described under “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the calculation day is postponed as described under “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

PPS-3

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these notes are a part, the product supplement no. WF-2 dated November 1, 2022 and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Product Supplement No. WF-2 dated November 1, 2022: http://www.sec.gov/Archives/edgar/data/312070/000095010322018915/dp183513_424b2-wf2.htm

•	Underlying Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

PPS-4

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the notes will be determined on the date the notes are initially priced for sale to the public (the “pricing date”) based on prevailing market conditions on or prior to the pricing date and will be communicated to investors orally and/or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is expected to be less than the original offering price of the notes. The difference between the original offering price of the notes and our estimated value of the notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-9 of this pricing supplement.

You may revoke your offer to purchase the notes at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their pricing date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-5

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-6

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the ending value of the lowest performing Market Measure will be greater than its starting value, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at maturity.

▪	You are willing and able to accept that any potential return on the notes is limited to the maximum return.

▪	You are willing and able to accept the individual market risk of each Market Measure and you understand that poor performance by either Market Measure over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Market Measure.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Market Measure, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the RSP Fund or the securities composing or held by the Market Measures, nor will you have any voting rights with respect to the RSP Fund or the securities composing or held by the Market Measures.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the ending value of the lowest performing Market Measure will be less than or equal to its starting value, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at maturity.

▪	You seek an investment with uncapped exposure to any positive performance of the lowest performing Market Measure.

▪	You are unwilling or unable to accept the individual market risk of each Market Measure or the risk that poor performance by either Market Measure over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Market Measure.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Market Measure, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the RSP Fund or the securities composing or held by the Market Measures.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-9 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the notes. For more information about the Market Measures, please see the sections titled “The Invesco S&P 500® Equal Weight ETF” and “The Russell 2000® Index” below.

PPS-7

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Step 1: Determine which Market Measure is the lowest performing Market Measure. The lowest performing Market Measure is the Market Measure that has the lowest market measure return, calculated for each Market Measure as the percentage change from its starting value to its ending value.

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Market Measure, as follows:

PPS-8

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Market Measures, the securities held by the RSP Fund or composing the underlying index (as defined under “Invesco S&P 500® Equal Weight ETF” below) or the securities composing the RTY Index. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return On Your Investment In The Notes — Any amount you receive on the notes at stated maturity in excess of the principal amount will depend on the percentage increase, if any, in the ending value of the lowest performing Market Measure relative to its starting value. Because the value of the lowest performing Market Measure will be subject to market fluctuations, its ending value may be less than or equal to its starting value, in which case you will receive only the principal amount of your notes at stated maturity. Even if the ending value of the lowest performing Market Measure is greater than its starting value, the amount you receive at stated maturity may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Barclays or another issuer with a similar credit rating with the same stated maturity date.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The RSP Fund Or The Securities Composing Or Held By Both Or Either Of The Market Measures — The opportunity to participate in the possible increases in the value of the lowest performing Market Measure through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return, regardless of any increase in the value of the lowest performing Market Measure, which may be significant. Therefore, your return on the notes may be lower than the return on a direct investment in the lowest performing Market Measure. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

•	No Periodic Interest Will Be Paid On The Notes — No periodic payments of interest will be made on the notes.

•	The Notes Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Either Market Measure Performs Poorly, Even If The Other Market Measure Performs Favorably — You are subject to the full risks of each Market Measure. If either Market Measure performs poorly, you will be negatively affected, even if the other Market Measure performs favorably. The notes are not linked to a basket composed of the Market Measures, where the better performance of one Market Measure could offset the poor performance of the other Market Measure. Instead, you are subject to the full risks of whichever Market Measure is the lowest performing Market Measure. As a result, the notes are riskier than an alternative investment linked to only one of the Market Measures or linked to a basket composed of each Market Measure.

•	Your Return On The Notes Will Depend Solely On The Performance Of The Lowest Performing Market Measure, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measure — Your return on the notes will depend solely on the performance of the lowest performing Market Measure. Although it is necessary for both Market Measures to close above their respective starting values on the calculation day in order for you to receive a positive return on the notes at maturity, you will not benefit in any way from the performance of the better performing Market Measure. The notes may underperform an alternative investment linked to a basket composed of the Market Measures, since in such case the performance of the better performing Market Measure would be blended with the performance of the lowest performing Market Measure, resulting in a better return than the return of the lowest performing Market Measure alone.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Market Measures — The correlation of a pair of Market Measures represents a statistical measurement of the degree to which the returns of those Market Measures are similar to each other over a given period in terms of timing and direction. By investing in the notes, you assume the risk that the returns of the Market Measures will not be correlated. The less correlated the Market Measures, the more likely it is that either one of the Market Measures will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Market Measures to perform poorly; the performance of the better performing Market Measure is not relevant to your return on the notes. It is impossible to predict what the relationship between the Market Measures will be over the term of the notes. The Market Measures may represent different equity markets, and those equity markets may not perform similarly over the term of the notes.

•	Any Payment On The Notes Will Be Determined Based On The Closing Values Of The Market Measures On The Dates Specified — Any payment on the notes will be determined based on the closing values of the Market Measures on the dates specified. You will not benefit from any more favorable values of the Market Measures determined at any other time.

PPS-9

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

•	Owning The Notes Is Not The Same As Owning The RSP Fund Or The Securities Composing Or Held By Either Or Both Of The Market Measures — The return on your notes may not reflect the return you would realize if you actually owned the RSP Fund or the securities composing or held by either or both of the Market Measures. For instance, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the RSP Fund or the securities composing or held by any Market Measures would have.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful — It is impossible to predict whether and the extent to which the value of either Market Measure will rise or fall. There can be no assurance that the ending value of either Market Measure will be greater than its starting value. The value of each Market Measure will be influenced by complex and interrelated political, economic, financial and other factors that affect that Market Measure and the securities composing or held by that Market Measure.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity — If you are a U.S. holder of a note, you should be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to the Issuer

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC — The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Market Measures

•	The Notes Are Subject To Small-Capitalization Companies Risk With Respect To The RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

PPS-10

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

•	Certain Features Of The RSP Fund Will Impact The Value Of The Notes — The performance of the RSP Fund will not fully replicate the performance of the underlying index, and the RSP Fund may hold securities or other assets not included in the underlying index. The value of the RSP Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the RSP Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The RSP Fund’s investment adviser may have the right to use a portion of the RSP Fund’s assets to invest in shares of equity securities that are not included in the underlying index. The RSP Fund is not actively managed, and the RSP Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

•	Derivatives risk. The RSP Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the RSP Fund’s losses may be greater than if the RSP Fund invested only in conventional securities.

•	Transaction costs and fees. Unlike the underlying index, the RSP Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the factors described above. In addition, the RSP Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the RSP Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the RSP Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the RSP Fund and the liquidity of the RSP Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the RSP Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the RSP Fund. As a result, under these circumstances, the market value of the RSP Fund may vary substantially from the net asset value per share of the RSP Fund. Because the notes are linked to the performance of the RSP Fund and not the underlying index, the return on your notes may be less than that of an alternative investment linked directly to the underlying index.

•	Adjustments To The RSP Fund Or The Underlying Index Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity — The investment adviser of the RSP Fund (the “fund sponsor”) may add, delete or substitute the component securities held by the RSP Fund or make changes to its investment strategy, and the sponsor of the underlying index may add, delete, substitute or adjust the securities composing the underlying index or make other methodological changes to the underlying index that could affect its performance. In addition, if the shares of the RSP Fund are de-listed or if the RSP Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the RSP Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the RSP Fund. Any of these actions could adversely affect the value of the RSP Fund and, consequently, the value of the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments With Respect To The RSP Fund — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the notes upon the occurrence of certain events with a view to preserving the relative investment risks of the notes. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the RSP Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	The RTY Index Reflects The Price Return Of The Securities Composing The RTY Index, Not The Total Return — The return on the notes is based on the performance of the RTY Index, which reflects changes in the market prices of the securities composing the RTY Index. The RTY Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the RTY Index. Accordingly, the return on the notes will not include such a total return feature.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The RSP Fund, The Underlying Index Or As Components Of The Market Measures — Actions by any company whose securities are included in the RSP Fund, the underlying index or as components of the RTY Index may have an adverse effect on the price of its security, the closing value of such Market Measure on the calculation day, the ending value of such Market Measure and the value of the notes. These unaffiliated companies will not be involved in the offering of the notes and will have

PPS-11

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, The RSP Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with any Index sponsor, the RSP Fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the applicable Market Measure or the underlying index. We have derived the information about the sponsors, the Market Measures and the underlying index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into each Market Measure, the underlying index and the sponsors. The sponsors will not be involved in the offering of the notes made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

•	Adjustments To The RTY Index Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity — The sponsor of the RTY Index (the “index sponsor”) may add, delete, substitute or adjust the securities composing the RTY Index or make other methodological changes to the RTY Index that could affect its performance. The calculation agent will calculate the value to be used as the closing level of the RTY Index in the event of certain material changes in or modifications to the RTY Index. In addition, the index sponsor may also discontinue or suspend calculation or publication of the RTY Index at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued index or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of the RTY Index. Any of these actions could adversely affect the level of the RTY Index and, consequently, the value of the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

•	The Historical Performance Of The Market Measures Is Not An Indication Of Their Future Performance — The historical performance of the Market Measures should not be taken as an indication of the future performance of the Market Measures. It is impossible to predict whether the closing values of the Market Measures will fall or rise during the term of the notes, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the values of the Market Measures are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of each Market Measure and the merits of investing in the notes.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the notes (a “participating dealer”) may play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Market Measures or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes. Participating dealers may also engage in such activities that may negatively impact the value of the notes.

PPS-12

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the notes. As calculation agent, we will determine any values of the RSP Fund and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of a Market Measure is to be determined; if the shares of the RSP Fund are de-listed or if the RSP Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining any value necessary to calculate any payments on the notes; determining whether to adjust any variable described herein in the case of certain events related to the RSP Fund that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the RSP Fund; if the RTY Index is discontinued or if the sponsor of the RTY Index fails to publish the RTY Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the notes; and calculating the level of the RTY Index on any date of determination in the event of certain changes in or modifications to the RTY Index. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop — The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the notes at issuance and their value in the secondary market. Accordingly, in addition to the values of the Market Measures on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Market Measures and the securities composing or held by the Market Measures;

•	correlation (or lack of correlation) of the Market Measures;

•	the time to maturity of the notes;

•	the market prices of, and dividend rates on, the RSP Fund and the securities composing or held by the Market Measures;

•	interest and yield rates in the market generally;

•	supply and demand for the notes;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

•	The Estimated Value Of Your Notes Is Expected To Be Lower Than The Original Offering Price Of Your Notes — The estimated value of your notes on the pricing date is expected to be lower, and may be significantly lower, than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes is expected as a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees expected to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes — The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the original offering price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

PPS-14

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting value or ending value of either Market Measure applicable to the notes. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes. You should not take these examples as an indication or assurance of the expected performance of the notes. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the notes.

Upside Participation Rate:	100%
Hypothetical Maximum Return:	19.00% of the principal amount or $190.00 per note (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Value:	For each Market Measure, 100.00

The hypothetical starting value of 100.00 for each Market Measure has been chosen for illustrative purposes only and does not represent the actual starting value for either Market Measure. The actual starting value for each Market Measure will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical closing values of the Market Measures, see the historical information set forth under the sections titled “The Invesco S&P 500® Equal Weight ETF” and “The Russell 2000® Index” below. We cannot predict the closing value of either Market Measure on any day during the term of the notes, including on the calculation day.

Hypothetical Payout Profile

PPS-15

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Hypothetical Returns

Hypothetical ending value of the lowest performing Market Measure	Hypothetical market measure return of lowest performing Market Measure	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,190.00	19.00%
150.00	50.00%	$1,190.00	19.00%
140.00	40.00%	$1,190.00	19.00%
130.00	30.00%	$1,190.00	19.00%
120.00	20.00%	$1,190.00	19.00%
119.00	19.00%	$1,190.00	19.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

	RSP Fund	RTY Index
Hypothetical starting value:	$100.00	100.000
Hypothetical ending value:	$110.00	120.000
Hypothetical market measure return:	10.00%	20.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the RSP Fund has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is greater than its hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × market measure return of the lowest performing Market Measure × upside participation rate

= $1,000 × 10.00% × 100%

= $100.00; and

(ii) the maximum return of $190.00

On the stated maturity date, you would receive $1,100.00 per note.

PPS-16

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

	RSP Fund	RTY Index
Hypothetical starting value:	$100.00	100.000
Hypothetical ending value:	$150.00	130.000
Hypothetical market measure return:	50.00%	30.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the RTY Index has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is greater than its hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × market measure return of the lowest performing Market Measure × upside participation rate

= $1,000 × 30.00% × 100%

= $300.00; and

(ii) the maximum return of $190.00

On the stated maturity date, you would receive $1,190.00 per note, which is the maximum maturity payment amount.

Example 3. Maturity payment amount is equal to the principal amount:

	RSP Fund	RTY Index
Hypothetical starting value:	$100.00	100.000
Hypothetical ending value:	$125.00	50.000
Hypothetical market measure return:	25.00%	-50.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the RTY Index has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is less than its hypothetical starting value, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

As this example illustrates, if either Market Measure depreciates from its starting value to its ending value, you will not receive a positive return on the notes, even if the other Market Measure has appreciated. This example also illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the value of the lowest performing Market Measure declines significantly from its starting value (subject to issuer credit risk).

PPS-17

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

The Invesco S&P 500® Equal Weight ETF

According to publicly available information, the RSP Fund is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of the S&P 500® Equal Weight Index (the “underlying index”). The underlying index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the RSP Fund, see “Exchange-Traded Funds— The Invesco S&P 500® Equal Weight ETF” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels displayed in the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the RSP Fund should not be taken as an indication of the future performance of the RSP Fund. Future performance of the RSP Fund may differ significantly from historical performance, and no assurance can be given as to the closing levels of the RSP Fund during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the RSP Fund will result in a payment at maturity in excess of the principal amount. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

The following graph sets forth daily closing levels of the RSP Fund for the period from January 1, 2018 to December 15, 2023. The closing level on December 15, 2023 was $156.41.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-18

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

The Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the RTY Index displayed in the graph below from Bloomberg without independent verification. The historical performance of the RTY Index should not be taken as an indication of the future performance of the RTY Index. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the RTY Index during the term of the securities, including on the calculation day. We cannot give you assurance that the performance of the RTY Index will not result in a loss on your initial investment.

The following graph sets forth daily closing levels of the RTY Index for the period from January 1, 2018 to December 15, 2023. The closing level on December 15, 2023 was  1,985.127.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-19

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Tax Considerations

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment described above is correct, and based on current market conditions, in the opinion of our special tax counsel, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as being fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the notes with regard to non-U.S. holders, and we have determined to treat the notes as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

PPS-20

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Invesco S&P 500® Equal Weight ETF and the Russell 2000® Index due June 25, 2026

Comparable Yield and Projected Payment Schedule

We will provide the “comparable yield” and “projected payment schedule” for the notes in the final pricing supplement. The projected payment schedule for a note will consist of a single projected amount due at maturity.

In the final pricing supplement, the following table will state the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued from Original Issue Date (per note)
December 28, 2023 through December 31, 2023	$	$
January 1, 2024 through December 31, 2024	$	$
January 1, 2025 through December 31, 2025	$	$
January 1, 2026 through June 25, 2026	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

PPS-21